Exhibit 99.1
NVR, INC. ANNOUNCES THIRD QUARTER RESULTS

October 22, 2025, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its third quarter ended September 30, 2025 of $342.7 million, or $112.33 per diluted share. For the third quarter ended September 30, 2025, net income and diluted earnings per share decreased 20% and 14%, respectively, when compared to 2024 third quarter net income of $429.3 million, or $130.50 per diluted share. Consolidated revenues for the third quarter of 2025 totaled $2.61 billion, compared to $2.73 billion in the third quarter of 2024.
For the nine months ended September 30, 2025, consolidated revenues were $7.61 billion, a 1% decrease from $7.68 billion reported for the same period of 2024. Net income for the nine months ended September 30, 2025 was $976.0 million, a decrease of 20% when compared to net income for the nine months ended September 30, 2024 of $1.22 billion. Diluted earnings per share for the nine months ended September 30, 2025 was $315.33, a decrease of 14% from $367.20 per diluted share for the same period of 2024.
Homebuilding
New orders in the third quarter of 2025 decreased by 16% to 4,735 units, when compared to 5,650 units in the third quarter of 2024. The average sales price of new orders in the third quarter of 2025 was $464,800, an increase of 3% when compared to the third quarter of 2024. The cancellation rate in the third quarter of 2025 was 19% compared to 15% in the third quarter of 2024. Settlements in the third quarter of 2025 decreased by 5% to 5,639 units, compared to 5,908 units in the third quarter of 2024. The average settlement price in the third quarter of 2025 was $454,000, which remained relatively flat when compared to the third quarter of 2024. Our backlog of homes sold but not settled as of September 30, 2025 decreased on a unit basis by 19% to 9,165 units and decreased on a dollar basis by 17% to $4.39 billion when compared to the respective backlog unit and dollar balances as of September 30, 2024.
Homebuilding revenues of $2.56 billion in the third quarter of 2025 decreased by 4% compared to homebuilding revenues of $2.68 billion in the third quarter of 2024. Gross profit margin in the third quarter of 2025 decreased to 21.0%, from 23.4% in the third quarter of 2024. Gross profit margin was negatively impacted by higher lot costs, pricing pressure due to continued affordability challenges, and contract land deposit impairments totaling approximately $18.9 million. Income before tax from the homebuilding segment totaled $411.4 million in the third quarter of 2025, a decrease of 18% when compared to the third quarter of 2024.
Mortgage Banking
Mortgage closed loan production in the third quarter of 2025 totaled $1.54 billion, a decrease of 7% when compared to the third quarter of 2024. Income before tax from the mortgage banking segment totaled $32.7 million in the third quarter of 2025, a decrease of 6% when compared to $34.9 million in the third quarter of 2024.
Effective Tax Rate
Our effective tax rate for the three and nine month periods ended September 30, 2025 was 22.8% and 24.5%, respectively, compared to 20.3% and 20.6% for the three and nine month periods ended September 30, 2024, respectively. The increase in the effective tax rate in each period is primarily attributable to a lower income tax benefit recognized for excess tax benefits from stock option exercises, which totaled $13.4 million and $19.7 million for the three and nine months ended September 30, 2025, respectively, compared to $23.1 million and $73.7 million for the three and nine months ended September 30, 2024, respectively.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-six metropolitan areas in sixteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position and financial results, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; the economic impact of a major epidemic or pandemic; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Homebuilding:
Revenues	$2,560,343	$2,677,640	$7,459,055	$7,511,708
Other income	22,000	33,746	73,800	110,796
Cost of sales	(2,021,398)	(2,051,087)	(5,856,756)	(5,724,916)
Selling, general and administrative	(142,736)	(149,777)	(457,023)	(443,493)
Interest expense	(6,855)	(6,855)	(20,721)	(20,214)
Homebuilding income	411,354	503,667	1,198,355	1,433,881

Mortgage Banking:
Mortgage banking fees	49,162	55,311	152,296	167,163
Interest income	4,881	4,728	13,180	13,492
Other income	1,400	1,414	3,794	3,918
General and administrative	(22,397)	(26,317)	(73,515)	(75,026)
Interest expense	(327)	(191)	(900)	(556)
Mortgage banking income	32,719	34,945	94,855	108,991

Income before taxes	444,073	538,612	1,293,210	1,542,872
Income tax expense	(101,385)	(109,289)	(317,209)	(318,376)

Net income	$342,688	$429,323	$976,001	$1,224,496

Basic earnings per share	$119.26	$139.65	$333.86	$391.37

Diluted earnings per share	$112.33	$130.50	$315.33	$367.20

Basic weighted average shares outstanding	2,874	3,074	2,923	3,129

Diluted weighted average shares outstanding	3,051	3,290	3,095	3,335

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Homebuilding:
Cash and cash equivalents	$1,932,167	$2,561,339
Restricted cash	44,034	42,172
Receivables	41,377	32,622
Inventory:
Lots and housing units, covered under sales agreements with customers	1,758,906	1,727,243
Unsold lots and housing units	313,971	237,177
Land under development	38,017	65,394
Building materials and other	20,531	28,893
	2,131,425	2,058,707

Contract land deposits, net	868,308	726,675
Property, plant and equipment, net	102,479	95,619
Operating lease right-of-use assets	87,116	78,340
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	291,748	251,178
	5,540,234	5,888,232
Mortgage Banking:
Cash and cash equivalents	39,280	49,636
Restricted cash	8,123	11,520
Mortgage loans held for sale, net	341,579	355,209
Property and equipment, net	8,081	7,373
Operating lease right-of-use assets	25,252	23,482
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	65,562	38,189
	495,224	492,756
Total assets	$6,035,458	$6,380,988

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	September 30, 2025	December 31, 2024
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$361,209	$332,772
Accrued expenses and other liabilities	344,658	441,300
Customer deposits	277,351	322,926
Operating lease liabilities	93,191	83,939
Senior notes	909,654	911,118
	1,986,063	2,092,055
Mortgage Banking:
Accounts payable and other liabilities	55,249	53,433
Operating lease liabilities	27,384	25,428
	82,633	78,861
Total liabilities	2,068,696	2,170,916

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both September 30, 2025 and December 31, 2024	206	206
Additional paid-in capital	3,131,980	3,031,637
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both September 30, 2025 and December 31, 2024	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	16,022,954	15,046,953
Less treasury stock at cost – 17,694,431 and 17,543,686 shares as of September 30, 2025 and December 31, 2024, respectively	(15,188,378)	(13,868,724)
Total shareholders' equity	3,966,762	4,210,072
Total liabilities and shareholders' equity	$6,035,458	$6,380,988

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	1,714	$529.7	2,206	$514.7	5,510	$525.1	6,785	$522.2
North East (2)	433	$647.1	536	$616.4	1,234	$664.6	1,541	$617.2
Mid East (3)	931	$431.9	1,105	$400.2	3,101	$425.0	3,630	$404.8
South East (4)	1,657	$368.6	1,803	$354.1	5,614	$361.8	5,810	$363.9
Total	4,735	$464.8	5,650	$450.7	15,459	$456.8	17,766	$454.7

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,008	$517.9	2,229	$514.9	6,159	$527.8	6,394	$515.9
North East (2)	420	$694.6	495	$606.9	1,365	$651.7	1,445	$583.6
Mid East (3)	1,200	$423.8	1,219	$411.1	3,295	$416.1	3,343	$404.5
South East (4)	2,011	$357.9	1,965	$370.5	5,428	$358.8	5,474	$368.5
Total	5,639	$454.0	5,908	$453.2	16,247	$459.1	16,656	$451.0

	As of September 30,
	2025		2024
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	3,419	$539.7	4,485	$531.4
North East (2)	924	$676.0	1,124	$646.5
Mid East (3)	1,851	$431.3	2,263	$411.5
South East (4)	2,971	$379.1	3,467	$369.8
Total	9,165	$479.5	11,339	$469.5

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Average active communities:
Mid Atlantic (1)	125	146	122	152
North East (2)	34	32	28	32
Mid East (3)	100	98	96	100
South East (4)	191	146	180	143
Total	450	422	426	427

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Homebuilding data:
New order cancellation rate	19.4%	14.5%	17.1%	13.5%
Lots controlled at end of period			175,300	151,800

Mortgage banking data:
Loan closings	$1,539,781	$1,656,507	$4,527,982	$4,564,597
Capture rate	86%	86%	86%	86%

Common stock information:
Shares outstanding at end of period			2,860,899	3,064,790
Number of shares repurchased	35,224	42,629	178,178	192,655
Aggregate cost of shares repurchased	$276,405	$357,450	$1,331,212	$1,493,362

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee, Florida, Georgia and Kentucky

Investor Relations Contact:
Ryan Sheplee
(703) 956-4243
ir@nvrinc.com